 EXHIBIT 5.1 OPINION RE: LEGALITY

March 30, 2001
Board of Directors
Supreme Hospitality
41919 Skywood Drive
Temecula, CA 92591-1877
Gentlemen,

           You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Supreme Hospitality, Inc. (the "Company") Common Stock, par value $0.0001 per share ("Common Stock") and Preferred Stock, par value $0.0001 per share ("Preferred Stock"). We have reviewed the Company's Company Charter, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

           We are of the opinion that upon the declaration of effectiveness of the Form SB-2 the Common and Preferred Stock, when sold, will be legally issued, fully paid and non-assessable.

           This Opinion has been prepared for the use of the Company in connection with its registration statement on Form SB-2, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Opinions of Experts."
Very truly yours,

/s/ Scott T. Orsini
Scott T. Orsini